EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-142404 and 333-210881 on Form S-8 of our reports dated August 26, 2016 relating to the consolidated financial statements of Super Micro Computer, Inc. and subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to significant related party transactions), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2016.
/s/ Deloitte & Touche LLP
San Jose, California
August 26, 2016